Joint Venture Agreement

JOINT VENTURE AGREEMENT

entered into by

Gulf United Energy Inc.

and

Cía. Mexicana de Gas Natural, S.A. de C.V.,

as of July 15, 2007

Joint Venture Agreement

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT is entered into as of the 15th day of July, 2007, by and among Gulf United Energy Inc. (“GLFE”), a corporation organized under the laws of the state of Nevada, United States of America, and Cía. Mexicana de Gas Natural, S.A. de C.V. (“MGN”), a sociedad anónima de capital variable (limited liability stock corporation of variable capital) organized under the laws of the United Mexican States (GLFE and MGN and are hereinafter collectively referred to as the “Parties” and each of them as a “Party”).

WHEREAS, GLFE and MGN entered into a Letter of Intent dated as of March 22, 2006 (as amended on November 14 and December 11, 2006, April 4 and May 30,2007 the “LOI”), pursuant to which the Parties committed to, among others, enter into this Agreement for purposes of documenting the rights and obligations of each of the Parties in regard to the incorporation, governance and capitalization of each of the JV Entities (as such term is defined in the LOI).

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions, Interpretation and Construction.

1.01. Definitions. In this Agreement, unless the context requires otherwise or is otherwise expressly set forth, the following terms when written with initial capital letters shall have the meaning set forth below:

“AFFILIATE”	In reference to a Person (“Person ‘A’”), means any Person which Controls Person “A”, Controlled by Person “A”, or under common Control with Person “A”.
“AGREEMENT” “AUDITOR” “BOARD” “BUSINESS DAY”

Means this Joint Venture Agreement.

Means the Persons performing the duties of external auditors of each Company. Means the board of directors of a Company.

Means any day except for Saturdays and Sundays, and those considered to be compulsory days of rest pursuant to the Federal Labor Law of Mexico.

“BUSINESS PLAN”	Means the yearly business plan of each Company, approved by the Board on a yearly basis.
“BY-LAWS”	Means the estatutos sociales (by-laws) of each Company, to be amended pursuant to this Agreement.
“CHAIRMAN”	Means the Chairman of the Board, as appointed by the Shareholders’ Meeting pursuant to Clause 7.05.
“CLOSING” “COMPANY”	Shall have the meaning set forth in Clause 15 of this Agreement. Means each of the Terminal Company and the Pipeline Company, indistinctively.

Joint Venture Agreement

“CONTROL”	Means (i) the holding of a Person of more than 50% of all securities representative of the shareholders’ equity or net worth, with full voting rights, of another Person;
(ii) the right of a Person to appoint the majority of the members of the board of directors or similar body responsible for the overall administration of another
Person, or (iii) the right of a Person to veto the resolutions of the board of directors or of the Shareholders’ Meeting (or bodies similar to the foregoing) of another
Person.

“CRE”	Means the Comisión Reguladora de Energía of Mexico (Energy Regulatory
Commission).

“DIRECTOR”	Means each of the directors, proprietary or their corresponding alternate, elected to the Board, appointed by and acting on behalf of each Shareholder so appointing such director.

“DOLLARS” OR “US$”	Means the lawful tender of the United States of America.

“EXCHANGE RATE”	Means the “tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” (exchange rate applicable to payment obligations in foreign currency to be executed within Mexico) as published by Banco de México (the Mexican Central Bank) in the Diario Oficial de la Federación (the Official Gazette of the Mexican Federal Government), the
last Business Day prior to that in which any payment obligation in Dollars should be made within Mexico pursuant to this Agreement or the By-laws.

“EXPENDITURE BUDGET”	Means the yearly expenditure budget of each Company, approved by the Board on a yearly basis.

“FISCAL YEAR” OR “FY”	Means a calendar year, unless and until Mexican tax law permits otherwise.

“LNG”	Means liquefied natural gas.

“LOI”	Means that Letter of Intent entered into among the Parties as of May 22, 2006 (as amended on November 14 and December 11, 2006, April 4 and May 30,2007).

“MEXICO”	Means the United Mexican States.

“MONTH”	Means calendar month.

“NON-COMPETE AREA”	Shall have the meaning set forth in Clause 17.01 of this Agreement.

“PAID-UP”	Means paid-up and/or credited as paid-up.

“PARTY”	Means a signatory to this Agreement and its successors and permitted assigns.

“PEMEX”	Means Petróleos Mexicanos.

Joint Venture Agreement

“PERSON”

Means a natural or legal person, joint venture, trust, fideicomiso (Mexican trust) or any other entity or organization, including a government or any entity or political subdivision of a government or any agency thereof, of any nationality.

“PESOS” OR “P$” “PIPELINE COMPANY”

Means the lawful tender of Mexico.

Means “Fermaca Gas de Cancún”, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable (S.A. de C.V.) (limited liability stock corporation of variable capital), incorporated on May 24, 2006 under standard, non-specific by-laws (i) Controlled by MGN; (ii) in which GLFE shall acquire a 24% equity participation pursuant to this Agreement; (iii) which By-laws shall be amended as set forth herein, and (iv) which as of this date has an equity participation of 50% in the Pipeline SPC.

“PIPELINE SPC”

Means “Energía YAAX”, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable (S.A. de C.V.) (limited liability stock corporation of variable capital), incorporated on May 24, 2006 under standard, non-specific by-laws (i) in which as of this date each of the Pipeline Company and MGN have an equity participation of 50%, and (ii) through which the Pipeline will be developed, owned and operated.

“PIPELINE”	Means an open access natural gas transportation system, with the preliminary characteristics indicated in Exhibit “A” to the LOI.

“PROJECT ENTITY” “PROJECT”	Means each of the Pipeline SPC and the Terminal SPC, indistinctively. Means:

(i)	the construction, financing, ownership and operation of the Pipeline, and

(ii)	the construction, financing, ownership and operation of the Terminal.

“QUARTER” “SECRETARY”	Means a period comprising three Months. Means the Person appointed to perform the duties of secretary to the Board in each Company, and includes an assistant secretary, if any.

“SHARE” “SHAREHOLDER”	Means a share representative of the equity capital of a Company. Means the holder of at least one Share, as provided for in the By-laws of each Company.

“SHAREHOLDERS REPRESENTATIVE COMMITTEE” “STATUTORY AUDITOR”

Shall have the meaning set forth in Clause 8.09 of this Agreement.

Means the Person appointed to perform the duties of comisario (accounting policies’ compliance officer) in each Company, and includes an assistant comisario (accounting policies’ compliance officer), if any.

Joint Venture Agreement

“TERMINAL COMPANY”

Means “Fermaca LNG de Cancún”, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable (S.A. de C.V.) (limited liability stock corporation of variable capital), incorporated on May 24, 2006 under standard, non-specific by-laws (i) Controlled by MGN; (ii) in which GLFE shall acquire a 24% equity participation pursuant to this Agreement; (iii) which By-laws shall be amended as set forth herein, and (iv) which as of this date has an equity participation of 50% in the Terminal SPC.

“TERMINAL SPC”

Means “SIIT Energy”, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable (S.A. de C.V.) (limited liability stock corporation of variable capital), incorporated on May 24, 2006 under standard, non-specific by-laws (i) in which as of this date each of the Terminal Company and MGN have an equity participation of 50%, and (ii) through which the Terminal will be developed, owned and operated.

“TERMINAL”	Means an open-access LNG storage and regasification facility, with the preliminary characteristics indicated in Exhibit “B” to the LOI.

“TRANSFER”	Means:

		(i)	as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, encumbrance or other disposition, and

		(ii)	as a verb, to voluntarily or involuntarily transfer, sell, pledge, hypothecate, encumber or otherwise dispose of.

1.02.	Interpretation and Construction.

1.02.1

References to statutory provisions shall be construed as references to those provisions as amended or as their application is modified by other provisions (whether before or after the date hereof) from time to time.

     1.02.2 References herein to Sections, Clauses and Exhibits are to the sections, clauses and exhibits to this Agreement unless otherwise set forth, and the Exhibits to this Agreement shall be deemed to form part of this Agreement.

     1.02.3 The term “Shareholder”, where the context permits, includes the corresponding Person’s successors and permitted assigns.

     1.02.4 All headings are inserted for convenience only and shall not affect the interpretation and construction of this Agreement.

     1.02.5 Unless the context requires otherwise, words importing the singular include the plural and vice versa, and words importing a gender include every gender.

Joint Venture Agreement

      1.02.6 A reference to any thing includes a part of that such thing.

     1.02.7 A reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind, and an amendment or supplement to, or replacement or novation of that such document.

     1.02.8 A reference to an agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding.

     1.02.9 A reference to an asset includes all property of any nature, including without limitation, all rights and obligations pertaining to such asset.

2.	Incorporation of the Companies.

2.01. Incorporation; Legal Structure. Each of the Companies was incorporated on May 24, 2006, and organized as a Sociedad Anónima de Capital Variable (S.A. de C.V.) (limited liability stock corporation of variable capital) pursuant to the laws of Mexico, under standard, non-specific by-laws; provided, however, that:

     2.01.1 the Companies shall be transformed into Sociedades Anónimas de Capital Variable Promotoras de Inversiones (S.A. de C.V. P.I.) (investment-promoting limited liability stock corporations of variable capital) in order to incorporate certain provisions of this Agreement into the By-laws as soon as such incorporation is legally possible by reason of the entry into force of the new Ley del Mercado de Valores (Securities Market Law) in Mexico which shall allow for the referred transformation. This specific commitment of the Parties shall be effective upon the entry into force of such law, and

     2.01.2 the provisions of this Agreement referred to under Section 2.01.1 shall be marked as “(SAPI)”, and shall be effective upon the entry into force of the new Ley del Mercado de Valores (Securities Market Law) in Mexico.

     2.02. Amendment of By-laws; Transformation. After the execution hereof, the Parties shall hold a Shareholders’ Meeting in each Company in order to transform them into Sociedades Anónimas de Capital Variable Promotoras de Inversiones (S.A. de C.V. P.I.) (investment-promoting limited liability stock corporations of variable capital) and amend each Company’s By-laws so that they shall comply with the provisions of this Agreement.

     2.03. Registration Fees and Incorporation Expenses. Registration fees and other incorporation expenses (including notarization fees) incurred in connection with the incorporation of each Company have been expenses of the corresponding Company and have been reimbursed by each Company to MGN, immediately after the execution of each escritura constitutiva (deed of incorporation).

     2.04. Registered Office. The registered office of each Company is be Pedro Luis Ogazón 59-A, Colonia Guadalupe Inn, 01020, México, Distrito Federal, Mexico.

Joint Venture Agreement

     2.05. Statutory Auditor. Each of the Companies shall have a Statutory Auditor. The Statutory Auditor in each Company after the Shareholders’ Meeting referred to under Clause 2.02, will be Laura Trejo Chaparro.

     2.06. Secretary. The Board of each Company shall have a Secretary. The first Secretary to each Board after the Shareholders’ Meeting referred to under Clause 2.02, will be Emilio Carrillo Peñafiel.

3.	GLFE Participation in the Companies.

3.01. Acquisition of Shares by GLFE. On June 22, 2006, GLFE, as purchaser, and Fermaca Pipelinede la Península, S. de R.L. de C.V., as seller, entered into a mutually acceptable share purchase agreement whereby Fermaca Pipeline de la Península, S. de R.L. de C.V., Would transfer its Shares in each Company to GLFE, at book value (P$1,000.00 Pesos each). Such Share purchase agreement was subject to the condition precedent consisting that the same would not become effective unless and until the date of execution of this Agreement. Given the above and that the condition precedent has been complied by the execution hereof, the participation of the Parties in each of the Companies is as set forth in Section 3.02 and 3.03 below.

     3.02. Equity Capital of the Pipeline Company. The equity capital of the Pipeline Company, as of this date, is P$25,378,000.00 Pesos, of which (i) P$50,000.00 Pesos correspond to the fixed part, and (ii) P$25,328,000.00 Pesos correspond to the variable part, divided into a total number of 25,378 common, voting shares with a face value of P$1,000.00 Pesos each, as follows:

               3.02.1 GLFE (i) 12 shares of the fixed capital, and (ii) 6,086 shares of the variable part, equivalent to 24% of the equity capital of the Pipeline Company, and

               3.02.2 MGN (i) 38 shares of the fixed capital, and (ii) 19,242 shares of the variable part, equivalent to 76% of the equity capital of the Pipeline Company.

     3.03. Equity Capital of the Terminal Company. The equity capital of the Terminal Company, as of this date, is P$10,565,000.00 Pesos, of which (i) P$50,000.00 Pesos correspond to the fixed part, and (ii) P$10,515,000.00 Pesos correspond to the variable part, divided into a total number of 10,565 common, voting shares with a face value of P$1,000.00 Pesos each, as follows:

              3.03.1 GLFE (i) 12 shares of the fixed capital, and (ii) 2,523 shares of the variable part, equivalent to 24% of the equity capital of the Terminal Company, and

              3.03.2 MGN (i) 38 shares of the fixed capital, and (ii) 7,992 shares of the variable part, equivalent to 76% of the equity capital of the Terminal Company.

4.	Incorporation and Initial Capitalization of the Project Entities.

4.01. Incorporation of the Project Entities.

Joint Venture Agreement

4.01.1 Each of the Project Entities was incorporated on May 24, 2006, and organized as a

Sociedad Anónima de Capital Variable (S.A. de C.V.) (limited liability stock corporation of variable capital) pursuant to the laws of Mexico, under standard, non-specific by-laws; notwithstanding the foregoing, the Project Entities may also be transformed into Sociedades Anónimas de Capital Variable Promotoras de Inversiones (S.A. de C.V. P.I.) (investment-promoting limited liability stock corporations of variable capital) promptly after the entry into force of the new Ley del Mercado de Valores (Securities Market Law) in Mexico.

     4.01.2 Registration fees and other incorporation expenses (including notarization fees) incurred in connection with the incorporation of each Project Entity have been expenses of the corresponding Project Entity and have been reimbursed by each Project Entity to MGN, immediately after the execution of each escritura constitutiva (deed of incorporation).

     4.02. Equity Capital of the Pipeline SPC. The equity capital of the Pipeline SPC, as of this date, is P$50,706,000.00 Pesos, which correspond totally to the fixed part, divided into a total number of 50,706 common, voting shares with a face value of P$1,000.00 Pesos each, as follows:

              4.02.1 The Pipeline Company, 25,353 shares equivalent to 50% of the equity capital of the Pipeline SPC, and

             4.02.2 MGN, 25,353 shares equivalent to 50% of the equity capital of the Pipeline SPC.

     4.03. Equity Capital of Terminal SPC. The equity capital of the Terminal SPC, as of this date, is P$21,080,000.00 Pesos, which correspond totally to the fixed part, divided into a total number of 21,080 common, voting shares with a face value of P$1,000.00 Pesos each, as follows:

              4.03.1 The Terminal Company, 10,540 shares equivalent to 50% of the equity capital of the Terminal SPC, and

             4.03.2 MGN, 10,540 shares equivalent to 50% of the equity capital of the Terminal SPC.

4.04.	Initial Capitalization of the Project Entities.

	4.04.1	Each Project Entity has been initially capitalized pursuant to the following:

(i) On June 22 2006, and December 13 2006, MGN, the pertaining Company and each Project Entity entered into an agreement, whereby each Project Entity acknowledged the expenses incurred by MGN and the pertaining Company during the initial stages of the Project, and recognized such expenses as an indebtedness of the respective Project Entity toward each of MGN and the applicable Company. A copy of the referred agreements is attached hereto as

Exhibit 4.04.1;

Joint Venture Agreement

(ii) Deriving from the execution of the agreements referred to in the immediate preceding paragraph, each of MGN and the corresponding Company capitalized in June 24,
2006 and December 15, 2006, its pro-rata portion of such indebtedness in each Project Entity.
The By-laws of each Project Entity shall be amended in order to transform its shares to shares with a face value of P$1.00 Peso each;

(iii) Deriving from the capitalizations referred to in the immediate paragraph, the equity capital of the Project Entities correspond to the amounts set forth in Sections 4.02 and
4.03 above.

5.	Capitalization of the Companies.

	5.01.	Capitalization of the Companies. Each Company has been initially capitalized pursuant to the following:

(i) On June 23 2006, and December 14 2006, the Companies increased their equity capital and issued shares in favor of MGN and GLFE. Such capital increase resolutions were subject to the condition precedent consisting that the same would not become effective unless and until the date of execution of this Agreement. Given the above and that the condition precedent has been complied by the execution hereof, the participation of the Parties in each of the Companies is as set forth in Section 3.02 and 3.03 below;

(ii) Deriving from the capitalizations referred to in the immediate paragraph, the equity capital of the Companies correspond to the amounts set forth in Sections 3.02 and 3.03 above.

5.02.

Subsequent Capitalizations during FY 2007 and FY 2008. The Parties hereto acknowledge that GLFE has contributed an amount equal to $1,448,395.92 Dollars in cash and restricted stock of GLFE to be destined to the Project. From such amount, as of this date, the amount of P$8,621,000.00 Pesos has been used and contributed to the Companies as equity capital. The remainder of the amount not used as of this date, shall be destined for future capital increases of the Companies as capital calls become necessary, provided that at all times, the equity percentage in the Companies shall be 76% for MGN and 24% for GLFE. The corresponding Shares of each Company shall be issued to GLFE promptly after the respective Shareholders’ Meeting of each Company shall have approved the pertaining equity capital increases.

6.	Business of the Companies.

	6.01.	Companies’ Business. The business of each Company shall be the holding of shares representative of the equity capital of each of the Pipeline SPC and of the Terminal SPC, as applicable.

Joint Venture Agreement

     6.02. Related Transactions. The business of each Company shall at all times be conducted on arm’s length commercial terms, but subject thereto each Company may transact business with the Shareholders or any Affiliates thereof. Notwithstanding the foregoing:

     6.02.1 each Shareholder (or its corresponding Affiliate) shall, in all dealings with each Company, offer to do business on terms that are consistent with, and no less favorable than, those used in comparable situations with the customers of such Shareholder or its Affiliates;

     6.02.2 each Company shall have the right to request private competitive tenders for products and services. Provided that to the extent that the Shareholder or its Affiliate can provide the quality of work required for the applicable project as determined by the Board, such Shareholder or its Affiliate shall have the opportunity to bid for such services and to negotiate directly (on arm’s length commercial terms) with a Company in the understanding that, if after negotiating, no agreement is reached between such Shareholder (or its corresponding Affiliate) and a Company, such Company will be free to award any contract to any third party bidder.

7.	Directors and Management of the Companies.

7.01 Responsibility of Board. The Board shall be responsible for supervising the activities of eachCompany and for determining management positions and responsibilities and the overall policies and objectives of each Company. Except for those matters which are the exclusive responsibility of the Shareholders’ Meeting pursuant to Mexican law, the Board may delegate its authority, including the day-to-day running of the business of each Company, to a General Director, if any, to be appointed by the Board.

     7.02 Directors. Each of the Companies shall have a Board of up to ten (10) Directors. Every Shareholder (or group thereof) holding at least 10% of a Company’s Shares shall be entitled to appoint one Director for every such 10%.

     7.03. Board. The initial Board of each Company, to be appointed during the Shareholders’ Meeting referred to under Clause 2.02, shall consist of four Directors, as follows:

              7.03.1 Pipeline Company:

GLFE Proprietary Director MGN Proprietary Directors 7.03.2 Terminal Company: GLFE Proprietary Director	GLFE Alternate Director MGN Alternate Directors GLFE Alternate Director

                        MGN Proprietary Directors                 MGN Alternate Directors

Joint Venture Agreement

7.04.	Election of Directors. (SAPI)

7.04.1 Each Party agrees that it shall vote its Shares and take all other necessary action in order to ensure that the Director nominees of each Shareholder are elected to the Board.

     7.04.2 Each Party agrees that if, at anytime, it is then entitled to vote for the removal of any Director, it shall not vote any of its Shares in favor of the removal of any Director who shall have been elected pursuant to this Clause 7.04, unless such removal shall be for cause or the Shareholder entitled to nominate such Director shall have requested or consented to such removal in writing.

     7.04.3 Each Party agrees to vote in favor of any request by a Shareholder to remove a Director nominated by such requesting Shareholder. Removal “for cause” shall mean removal of a Director because of such Director’s willful and continued failure to substantially perform his or her duties with the corresponding Company in his or her established position, or because of such Director’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude.

     7.05. Chairman. During the Shareholders’ Meeting referred to under Clause 2.02, the Chairman of each Company shall be elected by majority vote of the Shareholders of each Company in an Ordinary Shareholders’ Meeting. The first Chairman of each Company will be Fernando Calvillo Alvarez. The Chairman shall have a one-year term and may be re-nominated and reelected at the expiration of such term.

     7.06. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur a vacancy on the Board, then the Party entitled to nominate such Director whose death, disability, retirement, resignation or removal resulted in such vacancy may nominate another individual to fill such capacity and serve as a Director, and the other Party agrees that it shall vote its Shares in order to ensure that such nominee be elected to the Board. (SAPI)

     7.07. Manner of Nomination and Removal. The Directors shall be appointed and removed according to the By-laws and applicable law. The Secretary will be authorized to call a Shareholders’ Meeting immediately upon a vacancy of a proprietary or alternate Director.

     7.08. Quorum for Board Meetings. All meetings of the Board shall be called by the Chairman. The quorum for all Meetings of the Board shall be when at least 50% of the proprietary or their respective alternate Directors are present. Alternate Directors may attend all Board meetings, but they shall not be counted for purposes of quorum (both installation and voting) if the corresponding proprietary Director is also present at such meeting. The Secretary and the Statutory Auditor may attend all Board meetings, with the right to speak but not to vote, and they shall not be counted for quorum purposes. If the Board so authorizes or requests, Auditors, consultants, legal counsel, advisers and employees shall also be permitted to attend and speak at meetings of the Board, but not to vote.

Joint Venture Agreement

     7.09. Voting. Each Director shall be entitled to one vote. All actions to be taken by, and all decisions of the Board, shall be identified in writing and noticed for a meeting of the Board. In order for Board resolutions to be validly adopted and binding upon the corresponding Company, they shall require the affirmative vote of the majority of proprietary or their respective alternate Directors present at the corresponding meeting of the Board.

7.10.	Location of Meetings.

7.10.1 The Board shall meet in Mexico City, Mexico, or such other location as the Chairman shall specify.

     7.10.2 Board meetings shall occur as often as requested by the Chairman and, in any event, not less than once every two Quarters.

     7.10.3 Not less than a ten-day notice of each meeting specifying the business to be transacted thereof shall be given to each Director unless waived by the Director who has not been given such notice.

     7.11. Board Meetings by Conference Call. To the extent permitted by applicable law, participation in a meeting of the Board may occur by means of conference, telephone and video or similar communications equipment, whereby all persons participating in the meeting can hear and speak to each other and such participation shall constitute presence in person. In this case, in order for the corresponding resolutions to be considered to have been validly adopted by the Board, such resolutions must be unanimously approved by all proprietary or their respective alternate Directors, passed in writing and the corresponding minutes must be executed by all the proprietary or their respective alternate Directors.

     7.12. Compensation of Directors. The Directors shall not be entitled to be paid fees in their capacity as such, but shall receive such compensation for executive services performed for each Company as the Shareholders’ Meeting may decide.

8.	Shareholder Actions.

	8.01.	Installation Quorum for Shareholders' Meetings.

8.01.1 Installation quorum for Ordinary Meetings shall be, in the first call, when at least 50% of the corresponding Company’s Shares is duly present or represented. Installation quorum for Ordinary Meetings in second or subsequent calls, shall be with any number of the corresponding Company’s Shares duly present or represented. A quorum must be present at the commencement of and throughout each Meeting.

                       8.01.2 Installation quorum for Extraordinary Meetings shall be, in the first call, when at least 75% of the corresponding Company’s Shares is duly present or represented. Installation quorum for Extraordinary Meetings in second or subsequent calls, shall be when at least 50% of the corresponding Company’s Shares is duly present or represented. A quorum must be present at the commencement of and throughout each Meeting.

Joint Venture Agreement

8.02.	Voting Quorum for Shareholders' Meetings.

8.02.1 Resolutions adopted by Ordinary Meetings shall be valid when approved by the majority of the corresponding Company’s Shares duly present or represented in such meeting.

     8.02.2 Resolutions adopted by Extraordinary Meetings shall valid when approved by at least 50% of the corresponding Company’s Shares.

     8.02.3 The Shareholders may adopt resolutions without holding a Shareholders’ Meeting. In this case, in order for the corresponding resolutions to be considered to have been validly adopted by the Shareholders, as if adopted by a valid Shareholders’ Meeting, such resolutions must be unanimously approved by all Shareholders, passed in writing and the corresponding minutes must be executed by all Shareholders.

     8.03. Each Shareholder shall be entitled to one vote for each Share it shall hold. The Chairman shall preside each Shareholders’ Meeting.

8.04.	Location of Shareholders’ Meetings.

8.04.1 Shareholders' Meetings shall be called by the Board or the Chairman. The Statutory

Auditor and any Shareholder may also call Shareholders' Meetings upon omission of the Board or the Chairman, as foreseen in applicable law.

     8.04.2 All Shareholders’ Meetings shall take place in Mexico City, Mexico, pursuant to applicable law.

     8.04.3 Shareholders’ Meetings shall occur as often as requested by the Board or its Chairman and, upon omission of the foregoing, by the Statutory Auditor or any Shareholder pursuant to applicable law. In any event, there shall be at least one Shareholders’ Meetings every Fiscal Year.

     8.04.4 Not less than a fifteen-day notice of each Shareholders’ Meeting specifying the business to be transacted thereof shall be given to each Shareholder. Notwithstanding the foregoing, Shareholders shall validly hold a Shareholders’ Meeting without prior notice therefor if all Shares of the corresponding Company are duly represented at such meeting.

     8.05 Shareholder's Voting Agreement. Each Shareholder shall exercise or refrain from exercising any voting rights or other powers of Control so as to ensure that passage of any and every resolution necessary or desirable to require that the affairs of each Company are conducted in accordance with the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement and to ensure that no resolution is passed which is not in accord with such provisions. (SAPI)

     8.06 Company actions. Except for the actions listed under Clause 8.07, all the actions of the Company shall only be taken with the prior approval of the Board or of the Ordinary Shareholders’ Meeting.

     8.07 Reserved Matters. Except as may be otherwise required by law, none of the following actions of each Company, and those required by law to be taken by the Extraordinary Shareholders’ Meeting, shall be taken without prior approval of Shareholders holding at least 75% of a Company’s Shares:

Joint Venture Agreement

     8.07.1 any capital expenditure in excess of US$200,000.00 Dollars for one item or a series of related items which is not provided for in a Company’s annual budget, but in no event shall capital expenditures made during any Fiscal Year exceed in aggregate the amount of capital expenditures authorized by the Board for that year;

     8.07.2 the approval or payment of any cash distributions inconsistent with the cash distribution policy set out in Clause 11.02;

8.07.3	any proposed amendment of a Company’s By-laws;

8.07.4	the consolidation or merger of a Company or the sale, mortgage, charge, lien, pledge or encumbrance of any of its assets unless such assets are sold in the ordinary course of business or the sale is made in connection with the replacement of any assets sold;

     8.07.5 the terms or amendment thereto of any agreement under which management services are provided to a Company and of the employment contract of its Director General, if any;

     8.07.6 the acquisition or incorporation of any subsidiary company of a Company, or of a joint venture involving a Company, or the making of any investments by a Company in any other company or business, other than the Project Entities;

     8.07.7 the incurring of any indebtedness (whether current or term) in excess of US$500,000.00 Dollars or the granting by a Company of any security of any nature whatsoever in respect of any such indebtedness or the borrowing of any sum other than in the ordinary course of business;

8.07.8	the appointment or removal of Auditors;

8.07.9	any material transaction other than in the ordinary course of a Company’s business;

8.07.10	the determination of debt and equity capital structure as appropriate from time to time,

including the amount of issued and Paid-up capital of a Company;

     8.07.11 the entering into of any material agreement for a term in excess of two years or which involves obligations on the part a Company in excess of US$500,000.00 Dollars;

8.07.12	the voluntary winding up or liquidation of a Company;

8.07.13	any personnel policies and practices which would be contrary to the policy set forth in

Clause 13; or

     8.07.14 delegation of the Shareholders’ Meeting’s authority, except for the granting of powers of attorney.

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8.08.

Management during a time of Disagreement (SAPI). If a resolution concerning any of the matters in Clause 8.07 is proposed and not agreed, the General Director or in his absence, the Chairman of the corresponding Company shall have the right and responsibility to continue to manage the day to day affairs of such Company in the Company’s sole best interest, within the bounds of the Company’s then current Business Plan and shall be deemed to have been given authority by the Shareholders’ Meeting to:

8.08.1 make capital expenditures not in excess of US$100,000.00 Dollars for one item or a series of related items, but in no event shall capital expenditures made during any Fiscal Year exceed in aggregate the amount of capital expenditures authorized by the Board for that year;

     8.08.2 conclude the terms or amendment thereto of any agreement under which services are provided to such Company, provided such agreements or amendments do not commit the Company in an amount in excess of US$100,000.00 Dollars in any single instance, and

     8.08.3 incur additional indebtedness pursuant to policies previously approved by the Board so long as it is not in excess of that provided for in the approved Business Plan of the corresponding Company, such as, but not by way of limitation, banking matters, hiring and discharging employees and purchase of goods for the Company’s use.

8.09.	Deadlock.

8.09.1 In the event a resolution concerning matters in Clause 8.07 has been proposed at a

Meeting of Shareholders and has not been passed by such Meeting, unless such resolution is either withdrawn or otherwise dealt with to the satisfaction of the Shareholder proposing such resolution, said matter shall be referred for resolution to a Committee of representatives of the Shareholders (the

“Shareholders Representative Committee”).

     8.09.2 As soon as practical, upon referral of said matter by the Shareholders to the Shareholders Representative Committee, the Shareholders Representative Committee shall meet and attempt in good faith to resolve said differences within ten (10) Business Days of the referral, by means of a resolution accepted unanimously by the corresponding representatives. Such unanimous resolution shall bind the corresponding Company and its Shareholders as if it were a validly adopted resolution of the Shareholders’ Meeting.

     8.09.3 In the event that any difference referred to the Shareholders Representative Committee is not resolved at the end of the ten (10) day period set forth above, the Shareholders shall be free to pursue the sale of their Shares pursuant to Clause 14.01; provided, however, that nothing in Clause 8.07 shall be deemed to be a restriction of any Shareholder's right to sell its Shares as provided in Clause

14.01	at any time.

8.10.	Removal of Directors. Notwithstanding any other provision of this Agreement, from and after the date on which a Shareholder ceases to be entitled to appoint a Director, each Shareholder shall vote to remove the Director(s) previously designated by the first mentioned Shareholder. (SAPI)

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     8.11. Deadlock during the Development Phase. If at any point before natural gas or LNG begins to flow through any portion of the Terminal or of the Pipeline, the Shareholders should incur a deadlock on decisions and expenditures that would affect the construction of the Terminal or the Pipeline and any Shareholder decides to withdraw from the Project, the remaining Shareholder may purchase the withdrawing Shareholder's Shares in the Companies for a sum as may be agreed among the Shareholders, pursuant to Clause 14.

     8.12. Listing. No listing of any securities of any of the Companies on any infrastructure board or any internationally recognized stock exchange shall occur without the prior written consent of Shareholders holding at least 75% of a Company’s Shares.

9.	Accounts; Taxes.

9.01. Accounting Records. Each of the Companies shall maintain accurate and complete accounting records in Spanish, pursuant to applicable Mexican tax and commercial law. English translations of the accounting records shall be made if requested by any Shareholder, but in such case shall be at the expense of the requesting Shareholder.

     9.02. Accounting Standards. The accounts of each Company shall be kept in accordance with generally accepted accounting principles in Mexico and shall be audited annually. Audits additional to the statutory annual audit shall be made if requested by any Shareholder, but in such case shall be at the expense of the requesting Shareholder.

     9.03. Fiscal Year. The Fiscal Year of each Company shall begin on January 1 and end on December 31 in each year or on such other date as may be determined by the Shareholders’ Meeting, if permitted by law. The initial Fiscal Year of each Company shall begin on their date of incorporation and end on December 31, 2006.

     9.04. Auditors. The Auditors of each Company shall be chosen by the Shareholders’ Meeting as foreseen in Clause 8.07 above.

     9.05. Inspection. Each of the Shareholders and their authorized representatives shall have the right to inspect and copy from time to time the books and other financial records and documents of each Company, at the inspecting Shareholder’s own expense.

     9.06. Monthly and Quarterly Report. Each of the Companies shall prepare and submit to each proprietary Director and to the Statutory Auditor, within ten (10) Business Days of the end of a Month and Quarter, Monthly management summary reports and Quarterly financial reports in English and Spanish.

9.07. Tax issues. The Shareholders understand that each Company shall be subject to Mexican tax laws.

10.	Business Plan.

10.01. Approval of Business Plan. Within the first three Months of each Company’s Fiscal Year, the

Board shall analyze and approve a Business Plan and an Expenditure Budget applicable to such Fiscal Year and to the first three Months of the following Fiscal Year.

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     10.02. Subsequent Projects. The Parties recognize that from time to time subsequent projects may come to the attention of each Company or may be developed through or by each Company:

     10.02.1 the Parties agree that each Party shall be entitled to participate in any such project at the following ownership interests: GLFE at 24% and MGN at 76%;

     10.02.2 the Parties further agree that this Agreement shall apply to any such subsequent project at the ownership interest proportions established in this Clause 10.02 or at such other ownership interest proportions as may be agreed by the Parties as to such project, provided that both Parties have an ownership interest in such subsequent project and that, if one Party elects to take an ownership interest inferior to that provided in this Clause 10.02, the remainder of the interest that such Party was entitled to shall be made available to the other Party, and

     10.02.3 if one Party elects not to participate in a subsequent project, pursuant to this Clause, the remaining Party shall have the right to undertake such project on its own or to pursue it in association with third parties.

11.	Return on Investment and Cash Distribution Policy.

11.01 Rate of Return. Each of the Companies’ objective shall be to provide a rate of return on capital invested that shall adequately compensate the Shareholders for their investment.

11.02	Cash Distributions.

11.02.1 Unless the Shareholders’ Meeting resolves otherwise, cash distributions in each

Company shall be based on excess cash after all debt obligations are satisfied, if any, over a level of working capital established by the Board to be allocated Monthly, and distributed Quarterly to the Shareholders in proportion to their respective Shares. Cash distributions shall be based upon the prior Fiscal Year’s audited financial statements, as approved by the Shareholders’ Meeting.

     11.02.2 Subject to all applicable laws and any agreement binding on each Company, unless the Shareholders’ Meeting otherwise resolves, the Shareholders’ Meeting shall require that the respective Company shall distribute by way of cash distributions such amounts that are permitted to be distributed pursuant to the By-laws after appropriation of prudent and proper reserves. Subject to the provisions of Clause 12.04 and unless otherwise resolved by the Shareholders’ Meeting, such distributions shall be made to the extent permitted by law and no less than annually.

12.	Capital Requirements.

12.01 Capital. The aggregate equity and debt capital contributions required in order to organize and establish each Company’s business operations will be as set forth in the corresponding permits granted by the CRE in regard to the Pipeline, and to be obtained from the CRE in all matters pertaining to the Terminal. At Closing the Shareholders shall have provided contributions to the Project in the following amounts:

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12.01.1	GLFE, a total of US$200,000.00 Dollars as follows:

	(i)	US$148,160.00 Dollars into the development of the Pipeline, and

	(ii)	US$51,840.00 Dollars into the development of the Terminal;

     12.02. If further funds are required by each Company in order to implement the Business Plan, except for the funds to be contributed by GLFE pursuant to Section 5.02, such funds may be provided by the Shareholders to each Company in the form of debt or equity contributions (in this case, on a pro-rata basis), and subject to the provisions of Clauses 12.03 and 12.04. The Shareholders agree to apply the Exchange Rate when making such contributions to each Company in Dollars.

12.03.	Equity Contributions. (SAPI)

12.03.1 Where equity contributions are to be made in the Companies, the Board of each

Company shall determine the time and size of any such contributions and the Shareholders shall subscribe for Shares in cash in proportion to their holdings.

     12.03.2 The Shareholders understand and agree that additional equity contributions in the Companies shall be necessary in order to maintain the equity capital in the Pipeline SPC and the Terminal SPC at levels consistent with Mexican regulatory requirements.

     12.03.3 In the event a Shareholder fails to contribute its proportional share of capital when due, as may be determined by the Board, its participation and holding will be automatically diluted and the defaulting Shareholder may be penalized as determined by the Shareholders’ Meeting or as may be set forth in the By-laws.

     12.04. Debt Contributions. Where debt contributions are to be made, the Board shall determine the time, size and conditions of any such loans. Any such debt contributions made to each Company shall be repaid on a proportionate basis with respect to all loans extended by the Shareholders to each Company. Unless otherwise agreed by the Shareholders’ Meeting of the corresponding Company, no cash distributions shall be made before paying any Shareholder a loan made to such Company, or the otherwise due and payable portion of a loan made by a Shareholder to the applicable Company.

     12.05. Third Party Borrowing. If, in order for a Company, or any of the Project Entities, to borrow money from banks and others on terms acceptable to each Company or the corresponding Project Entity, it is necessary for such borrowings to be wholly or partially guaranteed, the Shareholders may each severally guarantee such borrowings in proportion to the number of Shares then held in the capital of each Company by each Shareholder, provided that such limited several guarantees shall in each case be in such form as the Extraordinary Shareholders’ Meeting of the corresponding Company may approve.

12.06. Liability of Shareholders.

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     12.06.1 As to third parties, for actions or omissions of a Shareholder undertaken with the approval of the Shareholders’ Meeting or the Board, a Shareholder shall not be liable to third parties above its proportional equity ownership unless otherwise so ordered pursuant to a decision of arbitrators or court having jurisdiction.

     12.06.2 As to third parties, for actions or omissions of a Shareholder not undertaken with the approval of the Shareholders’ Meeting or the Board, such Shareholder shall be solely liable to third parties and shall indemnify and hold the other Shareholder and the corresponding Company harmless from such liability. Nothing set forth herein is intended to waive or modify a Company’s and a Shareholder's limited liability as provided by applicable law and in the By-laws.

     12.06.3 As among the Shareholders, each Shareholder shall assume sole liability to the other Shareholder for direct actual damages caused by the actions or omissions of such Shareholder. No Shareholder shall have any liability to the other Shareholder for other than direct actual damages. For purposes of this provision, all limitations to a Shareholder's liability shall extend to its Affiliates, directors, officers, employees, agents and consultants. Nothing set forth herein is intended to waive or modify a Company’s and a Shareholder's limited liability as provided by applicable law.

     12.07. Allocation: Assessment. Revenues and expenses (including without limitation expenses of development, organization, start-up, operations and administration) of each Company which are authorized by the Shareholders’ Meeting or the Board shall be shared by the Shareholders on a pro-rata basis. Each of the Companies shall be responsible for paying day-to-day operating expenses of and collecting revenues from the Project on a pro-rata basis, and after off-setting revenues against expenses, allocating to or collecting from the Shareholders their respective proportionate share of revenues or deficiencies in revenues. The corresponding Board shall have the right to assess the Shareholders in advance for their respective proportionate share of any expenses of the pertaining Company (SAPI).

13. Employment Policies.

Each of the Companies shall seek to develop personnel policies that are consistent with Mexican Law.

14.	Transfer and Encumbrance of Shares.

	14.01.	Transfer.

14.01.1 A Transfer of Shares in a Company by any Shareholder shall be subject to the prior approval of the corresponding Company’s Board.

     14.01.2 The Shareholders shall have the right of first refusal upon Transfer of Shares, pursuant to the following:

     (i) a Shareholder offering to Transfer any of its Shares to another Person shall first provide written notice of such offer to the other Shareholder, which notice shall include the price being offered for the Shares by the prospective purchaser, as well as any other material terms and conditions of the offer;

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     (ii) the non-Transferring Shareholder shall have a period of 30 days to review the offer, and to exercise its rights hereunder to acquire the Shares being offered at the same price, and under the same material terms and conditions being offered by the prospective purchaser to the Transferring Shareholder, and

     (iii) if the non- Transferring Shareholder does not accept, rejects, or fails to respond to the Transferring Shareholder’s offer within the time period set forth above then, subject to the prior approval of the Board pursuant to Section 14.01.1, the Transferring Shareholder may execute definitive agreements for the Transfer of 100% of the offered Shares with the prospective purchaser upon the terms and conditions set forth in the corresponding written notice sent to the non-Transferring Shareholder, but not otherwise.

     14.01.3 Regardless of the provisions of Sections 14.01.1 and 14.01.2, the Parties shall take the necessary actions in order for a Shareholder to be able to Transfer all (but not less than all) of its Shares of each Company to an Affiliate, provided that such Shareholder remains responsible to the other Shareholder for the actions of its Affiliate and guarantees in writing to the other Shareholder that:

     (i) it will require that such Affiliate acts in regard to such Shares as it is required to do under the terms of this Agreement and the By-laws, as if the Transferring Shareholder were still the Shareholder of such Shares;

     (ii) such Affiliate shall remain associated to it in the terms of the definition of Affiliate contained in Clause 1.01 during all the time that such Affiliate shall hold the corresponding Shares, and that

     (iii) the referred Affiliate shall only Transfer the referred Shares pursuant to Sections 14.01.1 and 14.01.2.

     14.02. Encumbrance. No Shareholder shall create or permit to arise any mortgage, charge, pledge, security interest, lien or other encumbrance over any of its Shares in any of the Companies, without the prior approval of the Extraordinary Shareholders’ Meeting.

15.	Closing.

15.01. Time and Place of Closing. The closing of this Agreement (the “Closing”) shall be held at such place and time as the Parties shall agree; provided, however, that the Closing shall take place on July 15, 2007.

15.02.	Accomplishing Closing.

15.02.1 On July 15, 2007, the Parties shall require to take place all such matters as are required by this Agreement and the LOI to take place at Closing.

15.02.2 Pursuant to the LOI:

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     (i) within 30 days after the execution of this Agreement, GLFE shall transfer to MGN (or an Affiliate thereof, as designated by MGN) 750,000 restricted shares representative of the equity capital of GLFE, as set forth in paragraph 4.3.3 of the LOI. MGN hereby understands an agrees that neither all nor any fraction of such shares shall be transferred by it (or its corresponding Affiliate) until a holding period of 24 months counted from the date of transfer by GLFE to MGN (or its corresponding Affiliate) as set forth herein, shall have expired.

16.	Confidentiality.

16.01. Each Party shall, and shall exercise all of its powers so as to require that its Affiliates, directors,

officers and employees and each Company (and the Affiliates, Directors, officers and employees of each Company) shall, keep secret all trade secrets, know how and other confidential information of each Company and of the other Party, and shall not use any of such confidential information except as authorized in writing by the Party holding title to that information. This obligation shall survive the termination of this Agreement but shall cease to apply to any information that may become public information by means other than a breach of the Parties’ confidentiality obligations as set forth herein.

     16.02. Each Party shall, and shall exercise all of its powers so as to require that its Affiliates, directors, officers and employees and each Company shall keep secret the terms and conditions of this Agreement.

17.	Non-Competition.

17.01. By the Parties. Save as otherwise agreed among the Parties, until the termination of this

Agreement and for a period of two years from the date of such termination, the Parties shall not, and shall require that their Affiliates, directors, officers and key employees and the directors, officers and employees of their Affiliates shall not, directly or indirectly carry on or be interested in any business providing natural gas storage or transportation within the “Non-compete Area”, except for the Terminal SPC and the Pipeline SPC. The Non-compete Area shall be defined as the States of Yucatán, Quintana Roo and Campeche in Mexico.

     17.02. By Non-Shareholders. If any Shareholder or any of its Affiliates ceases to be a Shareholder in any of the Companies for any reason other than the liquidation of a Company, that Shareholder shall not, and shall require that its Affiliates, directors, officers or key employees shall not, for a period of two years from the date of such cessation, directly or indirectly carry on or be in any way interested in the business of transportation or storage of natural gas in the Non-compete Area.

     17.03. Other Projects. Notwithstanding anything to the contrary set forth in this Agreement, no Party shall have the obligation to participate or invest in future projects within Mexico.

18. Protection of Name.

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In the event that a Party or any of its Affiliates ceases to be a Shareholder of any of the Companies, the remaining Shareholder shall take such steps within a reasonable period of time as may be necessary to require each Company to remove any reference to the first mentioned Party's name, if any, in the name or business description of each Company, including reference to such Party (SAPI).

19.	Termination.

19.01. Term of Agreement. Save as otherwise provided, this Agreement shall continue until terminated as provided herein.

     19.02. Termination Upon Cessation of Shareholder. This Agreement shall terminate with respect to any Party upon such Party or any of its Affiliates ceasing to be a Shareholder of both of the Companies by reason of a transfer of Shares pursuant to Clause 14.01, or upon both Companies being wound up or otherwise dissolved.

19.03.	Other Events of Termination. In any of the following events, namely (SAPI):

19.03.1 if a Shareholder makes an arrangement with its creditors or goes into liquidation or has a receiver appointed over its assets or suffers some analogous action as a consequence of debt;

     19.03.2 if a Shareholder shall attempt to sell, encumber or otherwise dispose of any of its Shares of any of the Companies otherwise than in accordance with the terms of this Agreement, or

     19.03.3 if a Shareholder is in breach of any material obligation under this Agreement which (if capable of remedy) is not remedied within 60 days.

     19.04. Without Prejudice. Any such termination under this Clause 19 shall be without prejudice to the accrued rights of the Parties under this Agreement against each other.

     19.05. Transfer Upon Breach. Upon termination of this Agreement with respect to a breaching Shareholder under Clause 19.03 and in addition to any other remedies provided under applicable law and the By-laws, subject to the prior approval of a Shareholders’ Meeting, the innocent non-breaching Shareholder shall have the right (but not the obligation), by notice to the breaching Shareholder within 45 days after the breach, to call for such Shareholder to transfer its Shares in each Company to the innocent non-breaching Shareholder at the greater of:

     19.05.1 the same proportion of the book value of each Company’s equity capital as the Shares held by the breaching Shareholder bears to the total number of Shares of each Company; such book value to be based on generally accepted accounting principles in Mexico, taking into account the effect of Shareholders' loans to each Company and to be determined by each Company’s Auditors by reference to the most recently available Quarterly financial statements of each Company as audited by such Auditors, or

     19.05.2 three times the earnings before interest, taxes, depreciation and amortization amount of the corresponding Company, determined by the Auditors based on the most recently available twelvemonth period financial statements of such Company.

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20.	Miscellaneous.

20.01. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties,

their successors and assigns, provided that the benefit of this Agreement may not be assigned or transferred in whole or in part by any Party without the consent of the other Party (except as provided in Clause 14.01).

20.02.	Implementation of Agreement. Each Party agrees that it will at all times:

20.02.1 use all means reasonably available to it (including its voting power direct or indirect in relation to each Company) so as to ensure that each Company and any Director of each Company nominated by it (and any alternate of such Director) shall implement the provisions of this Agreement relating to each Company (SAPI);

     20.02.2 deal fairly with one another, cooperate in good faith, and execute such documents and take such action as may be reasonably required to give full effect to the provisions and intent of this Agreement, and

     20.02.3 use its reasonable commercial efforts to develop and expand the business of each Company and of the Project.

     20.03. No Agency. Nothing contained in or relating to this Agreement shall or shall be deemed to constitute an agency relationship between the Parties.

20.04	Arbitration.

20.04.1 Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement by each Company, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, will be negotiated within the Board. If said dispute cannot be settled in a period of thirty (30) days through direct discussion within the Board, any unresolved controversy or claim arising out of relating to this Agreement or breach thereof, shall be settled by arbitration in accordance with the proceedings of this Agreement by a Party submitting in writing such dispute, controversy or claim to arbitration before the International Chamber of Commerce.

     20.04.2 The arbitration shall be heard and determined by at least three (3) arbitrators whom shall be fluent in the English and Spanish languages. Each side shall appoint an arbitrator of its choice within ten (10) days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within five (5) days following the appointment of the Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party fails or refuses to appoint its Party-appointed arbitrator within the prescribed period, the appointing authority for the implementation of such procedure shall be the International Chamber of Commerce, which shall appoint (an) independent arbitrator(s) who (do) (does) not have any financial interest in the dispute, controversy or claim. All decisions and award by the arbitration tribunal shall be made by majority vote.

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20.04.3	Unless otherwise agreed in writing by the Parties to the arbitration proceedings: (i) the arbitration proceeding shall be held in México, Distrito Federal (Mexico

City), Mexico;

     (ii) the arbitration proceedings shall be conducted in the Spanish language with a written transcript of the proceedings in the English and Spanish languages being made and furnished to the Parties;

(iii)	the arbitrators shall be and remain all times wholly independent and impartial;

(iv)	the laws of Mexico will be the applicable substantive laws;

(v)	the arbitration proceedings shall be conducted in accordance with the Rules of

Conciliation and Arbitration of the International Chamber of Commerce;

     (vi) any procedural issues (not substantive issues) not determined under the arbitral rules selected pursuant to this Agreement shall be determined by the law of the place of arbitration, other than those laws which should refer the matter to another jurisdiction;

     (vii) the costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

     (viii) the decision of the majority of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator; made and promptly paid in Dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement;

(ix)	indirect, consequential, punitive or other similar damages shall not be allowed;

(x)	the award shall include interest from the date of any breach or violation of this

Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the interest rate then in effect at the World Bank for new loans extended to its country members;

     (xi) judgment upon the award may be entered in any court having jurisdiction over the Person or the assets of the Party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be, and

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     (xii) the Party-appointed arbitrators may be of the same nationality as the Party appointing such arbitrator but the presiding arbitrator shall not be of the same nationality as any of the Parties or their ultimate Controlling Affiliates.

     20.04.4 Notwithstanding the foregoing, in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any Party, upon submitting a matter to arbitration as required by this Clause 20.04, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration.

     20.05. Severability. If any term or provision of this Agreement shall be found to be invalid or unenforceable for any reason, the other terms or provisions shall not be affected and such invalid or unenforceable term shall be deemed to be deleted.

     20.06. Inconsistency. In the event of any conflict between the By-laws and any provisions of this Agreement, the provisions of this Agreement shall prevail.

     20.07. Counterparts. This Agreement may be executed in multiple counterparts, each of which when fully executed shall be deemed an original for all purposes.

     20.08. Governing Language and Law. This Agreement shall be governed by, construed, interpreted and enforced in the English language and in accordance with the applicable substantive laws of Mexico to the exclusion of any conflicts of law or rules which would refer the matter to the laws of another jurisdiction.

     20.09. Representations and Warranties. Each Party hereby represents and warrants to the other as follows:

     20.09.1 it is duly organized and existing in good standing under the laws of its jurisdiction of incorporation;

     20.09.2 it possesses all requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereunder;

     20.09.3 this Agreement has been duly executed and delivered and constitutes legal, valid and binding obligations, enforceable against it in accordance with its terms;

     20.09.4 its execution, delivery and performance of this Agreement have been duly authorized and will not result in a violation of any applicable law, and

     20.09.5 it is not aware of any suit, action or arbitration, or legal, administrative or other proceeding that is pending or has been threatened, against it that would affect the validity or enforceability of this Agreement or its ability to fulfill its commitments hereunder.

     20.10. Further Assurances. The Parties hereto shall do and execute or require to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement, including without limitation the amendment to the By-laws to be effected pursuant to Clause 2.02.

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     20.11. Costs. Each Party hereto shall pay its own costs and disbursements of and incidental to this Agreement. In the event that it is necessary for this Agreement to be registered with any Mexican authority, then the costs of any such registration shall be borne by each Company. Each of the Companies shall bear the legal costs relating to any amendment to this Agreement, the preparation of any amendment to the By-laws and the obtaining of all approvals relating thereto.

     20.12. Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below:

20.12.1	To MGN:

Pedro Luis Ogazón 59 Colonia Guadalupe Inn 01100 Mexico, D.F. Fax: (+52-55) 5148-6701 Attention: Manuel Calvillo Álvarez

20.12.2	To GLFE:

5858 Westheimer Suite 850 Houston, Texas 77057 Fax: (+1-713) 621-7500 Attention: Don Wilson

20.12.3	Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address, and (b) if given or made by fax, when dispatched, provided that where such delivery or transmission occurs after 6:00 p.m. on a Business Day, or on a day which is not a Business Day, service shall be deemed to have been made at 9:00 a.m. on the immediately following Business Day.

     20.13. Waiver and Severability. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

     20.14. Entire Agreement. This Agreement constitutes the whole agreement between the Parties hereto with respect to the subject matter hereof, and it is expressly agreed that no amendments hereto shall be effective unless made in writing and duly signed by both Parties. Nothing contained or implied in this Agreement shall prejudice any other rights of the Parties pursuant to applicable law.

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IN WITNESS WHEREOF, the Parties have set their hand hereto and entered into this Agreement on the date and year first set forth above.

CIA. MEXICANAD DE GAS NATURAL, S.A. DE C.V. GULF UNITED ENERGY INC.

	FERNANDO CALVILLO ALVAREZ		D. W. Wilson
By:	Fernando Calvillo Alvarez	By:	D. W. Wilson
Title:	Chairman	Title:	President